U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES
ACT OF 1933, AS AMENDED

ANDRESMIN GOLD CORPORATION
(Exact name of small business issuer as specified in its charter)

           MONTANA                                               84-1365550
(State or other jurisdiction of                              (I.R.S. Employer
incorporation of organization)                              Identification No.)

Calle Jose Gonzales, 671-675
Miraflores, Lima 18, Peru
(Address of Principal Executive Offices)

Anton Dist. Inc.
(Former name, address and fiscal year, if
changed since last report)

Stock Option Plan
(Full title of the plan)

Devlin Jensen
Barristers & Solicitors
555 W. Hastings St., Suite 2550
Vancouver, British Columbia
Canada  V6B 4N5
Attention: Michael Shannon
(Name and address of agent for service)

604.684.2550
(Telephone number, including area code,
of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock	9,100,000	$0.28	$2,548,000	$299.90

(1)  Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended. The Proposed Maximum Offering Price Per Share was determined by the Board of

Directors using the average of the market price over the last five trading days prior to the date of filing this registration statement, which was $0.28.  As of the date of this registration statement (the “Registration Statement”) 6,410,000 stock options (the “Stock Options”) have been issued by the Company under its present “Stock Option Plan” (the “Stock Option Plan”) and all 9,100,000 stock options under the Stock Option Plan are being registered in accordance with this Registration Statement.

(2)  This Registration Statement relates to such indeterminate number of additional shares of common stock of the Company (the “Common Stock”) as may be issuable as a result of stock splits, stock dividends or similar transactions.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, filed with or furnished to the Securities and Exchange Commission (the “Commission”), are incorporated in this Registration Statement by reference:

(i)            the latest annual report of the Company filed on Form 10-KSB pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(ii)        all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report on Form 10-KSB referred to in (a) above;

(iii)    the registration statement of the Company filed on Form 10-SB12G, as amended, pursuant to Section 12(g) of the Exchange Act; and

(iv)        the description of securities which is contained in the registration statement on Form 10-SB12G filed by the Company pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which either indicates that all securities offered have been sold or deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

The class of securities to be offered is registered under Section 12 of the Exchange Act.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

None of the experts named in this Registration Statement as having prepared or certified a report, or counsel for the Company named in this Registration Statement as having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration of offering of such securities, have or will receive in connection with the offering a substantial interest, direct or indirect, in the Company or its subsidiary, if any, nor was connected with the Company or its subsidiary, if any, as a promoter, managing underwriter, voting trustee, director, officer or employee.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As permitted by Montana Law, the Company’s Articles of Incorporation provide that the Company will indemnify its directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct.

Pursuant to the Montana Business Corporation Act, the Company’s Articles of Incorporation exclude personal liability for its directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of the Montana Business Corporation Act, or any transaction from which a director receives an improper personal benefit.  This exclusion of liability does not limit any right that a director may have to be indemnified and does not affect any directors liability under federal or applicable state securities laws.

Article Twelve of the Company’s Articles of Incorporation states as follows:

“ARTICLE TWELVE.  (LIABILITY OF DIRECTORS AND OFFICERS)  No director or officer shall have any personal liability to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this Article Twelve shall not eliminate or limit the liability of a director or officer for (I) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the Montana Revised Statutes.”

The Company’s Bylaws provide for indemnification of directors and officers as follows:

“2.17 INDEMNIFICATION OF DIRECTORS AND OFFICERS.  The Board of Directors shall authorize the Corporation to pay or reimburse any present or former Director or officer of the Corporation any costs or expenses actually and necessarily incurred by that officer in any action, suit, or proceeding to which the officer is made a party by reason of holding that position, provided, however, that no officer shall receive such indemnification if finally adjudicated therein to be liable for negligence or misconduct in office.  This indemnification shall extend to good-faith expenditures incurred in anticipation of threatened or proposed litigation.  The Board of Directors may in proper cases, extend the indemnification to cover the good-faith settlement of any such action, suit, or proceeding, whether formally instituted or not.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense or any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Company has no agreements with any of its directors or executive officers providing for indemnification of any such persons with respect to liability arising out of their capacity or status as officers and directors.

At present there is no pending litigation or proceeding involving a director or executive officer of the Company as to which indemnification is being sought.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

In the event certain Stock Options issued under the Stock Option Plan are not registered pursuant to this Registration Statement, the shares of Common Stock to be issued pursuant to an exercise of such Stock Options shall be issued in reliance upon the exemption from the registration requirements of the Securities Act contained in Section 4(2) thereof covering transactions not involving any public offering or not involving any “offer” or “sale”, or under Regulation S of the Securities Act as an offshore transaction that was negotiated outside of the United States.

ITEM 8. EXHIBITS.

The following documents are filed as exhibits to this Registration Statement:

5.1        Opinion of Stepp Law Group, as special counsel to the Company, regarding the legality of the securities being registered.

23.1       Consent of Stepp Law Group, as special counsel to the Company,  included in the Opinion as exhibit 5.1.

23.2       Consent of Moore Stephens Ellis Foster Ltd. as independent public accountants.

99.1       Stock Option Plan.

ITEM 9. UNDERTAKINGS.

The undersigned Company (herein the “Registrant”) hereby undertakes to deliver or cause to be delivered with the prospectus to each employee to whom the prospectus is sent or given a copy of the Registrant’s annual report to stockholders for its last fiscal year, unless such employee otherwise has received a copy of such report, in which case the Registrant shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written request of the employee.

The undersigned Registrant hereby undertakes: (i) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement, if applicable, to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; (ii) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense or any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES.

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lima, Peru, on June 13, 2005.

                                                                                                              ANDRESMIN GOLD CORPORATION

                                                                                                              By:___/s/ Dean de Largie______
                                                                                                                       Dean de Largie, President

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following person in the capacity and on the date indicated.

Signature                                                                                 Title                                                       Date

                                                                                             Director                                             June 13, 2005
__/s/ Ian Brodie___________
Ian Brodie

                                                                                             Director                                             June 13, 2005
__/s/ Robert Weicker________
Robert Weicker

                                                                                             Director                                             June 13, 2005
__/s/ Dean de Largie________
Dean de Largie

                                                                                             Director                                             June 13, 2005
__/s/ Luis Goyzueta________
Luis Goyzueta